Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Charles Messman, Todd Kehrli
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 ir@mkr-group.com

SMSI Q2 2012 Earnings

Smith Micro Software Reports Second Quarter Financial Results

ALISO VIEJO, CA, August 1, 2012 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for the second quarter ended June 30, 2012.

“Revenues for the second quarter of 2012 were slightly higher than the first quarter. Our messaging product line, namely Visual Voicemail, continues to outperform, which helps to offset a decline in legacy software revenues,” said William W. Smith Jr., President and CEO of Smith Micro Software. “As expected, the first commercial deployment of NetWise Director™, our data offload and traffic management solution, began part way through the quarter, and the feedback has been positive. The nationwide roll-out is continuing and we anticipate increased volumes in the third quarter and beyond from this new solution.”

“Our operating expenses for the quarter were down 41% compared to the second quarter of last year, and decreased another 13% from the first quarter. We continue to carefully manage our costs while maintaining strong investment in product innovation and development which should lead to increased revenues down the road.”

Smith Micro reported revenues of $10.2 million for the second quarter ended June 30, 2012, compared to $16.1 million reported in the second quarter ended June 30, 2011, and $10.1 million for first quarter of 2012.

Second quarter 2012 gross profit on a GAAP basis was $8.4 million compared to $12.5 million reported in the second quarter of 2011. On a non-GAAP basis (which excludes amortization of intangibles and stock compensation), second quarter 2012 gross profit was $8.4 million compared to $13.8 million for the same quarter last year.

Smith Micro Software Second Quarter 2012 Financial Results	Page 2 of 6

GAAP gross profit as a percentage of revenue was 82.3% for the second quarter of 2012 compared to 77.9% for the second quarter of 2011. Non-GAAP gross profit as a percentage of revenue was 82.4% for the second quarter of 2012 compared to 85.7% for the same quarter last year.

GAAP net loss for the second quarter of 2012 was $6.8 million, or $0.19 loss per diluted share compared to a GAAP net loss of $7.8 million, or $0.22 loss per diluted share for the second quarter of 2011.

Non-GAAP net loss (which excludes amortization of intangibles, stock compensation and non-cash tax expense) for the second quarter of 2012 was $3.6 million, or $0.10 loss per diluted share compared to a non-GAAP net loss of $5.2 million, or $0.15 loss per diluted share, for the second quarter of 2011.

For the six months ended June 30, 2012, the Company reported revenues of $20.3 million, compared to $33.9 million for the six months ended June 30, 2011.

GAAP gross profit was $16.3 million for the six months ended June 30, 2012, compared to $26.6 million for the six months ended June 30, 2011. Non-GAAP gross profit (which excludes amortization of intangibles and stock compensation) was $16.3 million for the six months ended June 30, 2012, compared to $29.1 million for the same period last year.

GAAP gross profit as a percentage of revenues was 80.3% for the six months ended June 30, 2012 compared to 78.4% for the same period last year. Non-GAAP gross profit as a percentage of revenues was 80.4% the six months ended June 30, 2012 compared to 85.9% for same period last year.

GAAP net loss for the six months ended June 30, 2012 was $16.5 million, or a loss of $0.46 per diluted share, compared to a GAAP net loss for the six months ended June 30, 2011 of $15.6 million, or $0.44 loss per diluted share. Non-GAAP net loss for the six months ended June 30, 2012 was $8.8 million, or a loss of $0.25 per diluted share, compared to a non-GAAP net loss of $10.0 million, or $0.28 loss per diluted share, for the six months ended June 30, 2011.

Total cash and cash equivalents and short-term investments at June 30, 2012 were $31.3 million.

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation and non-cash tax expense are excluded from the

Smith Micro Software Second Quarter 2012 Financial Results	Page 3 of 6

non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the period ended June 30, 2012 was computed by using a tax rate of 37.7% using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s second quarter 2012 results at 4:30 p.m. ET, August 1, 2012. To access the call dial (800) 762-8779 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at http://www.videonewswire.com/event.asp?id=88408 or at www.smithmicro.com in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software, Inc. provides software solutions that simplify, secure and enhance the mobile experience. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions. Smith Micro’s solutions include client and server software applications used by the world’s leading wireless operators, device manufacturers and enterprises. For more information about Smith Micro Software (NASDAQ: SMSI), visit smithmicro.com.

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro, NetWise Director, and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Second Quarter 2012 Financial Results	Page 4 of 6

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP

Results

(in thousands, except per share amounts)—unaudited

	GAAP	Stock Compensation	Amortization	Taxes	Non- GAAP
Three Months Ended 06/30/12:
Gross profit	$8,375	$2	$—	$—	$8,377
Loss before taxes	($6,793)	$1,077	$—	$—	($5,716)
Net loss	($6,825)	$1,077	$—	$2,187	($3,561)
EPS-diluted	($0.19)	$0.03	$0.00	$0.06	($0.10)

Three Months Ended 06/30/11:
Gross profit	$12,545	$5	$1,259	$—	$13,809
Loss before taxes	($13,004)	$2,265	$2,029	$—	($8,710)
Net loss	($7,847)	$2,265	$2,029	($1,656)	($5,209)
EPS-diluted	($0.22)	$0.06	$0.06	($0.05)	($0.15)

Six Months Ended 06/30/12:
Gross profit	$16,294	$6	$—	$—	$16,300
Loss before taxes	($16,385)	$2,218	$—	$—	($14,167)
Net loss	($16,507)	$2,218	$—	$5,463	($8,826)
EPS-diluted	($0.46)	$0.06	$0.00	$0.15	($0.25)

Six Months Ended 06/30/11:
Gross profit	$26,560	$22	$2,519	$—	$29,101
Loss before taxes	($25,973)	$5,274	$4,059	$—	($16,640)
Net loss	($15,600)	$5,274	$4,059	($3,684)	($9,951)
EPS-diluted	($0.44)	$0.15	$0.11	($0.10)	($0.28)

Smith Micro Software Second Quarter 2012 Financial Results	Page 5 of 6

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three and Six Months Ended June 30, 2012 and 2011

(in thousands, except per share amounts)—unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$10,171	$16,105	$20,285	$33,896
Cost of revenues	1,796	3,560	3,991	7,336

Gross profit	8,375	12,545	16,294	26,560
Operating expenses:
Selling and marketing	3,954	7,097	8,546	15,459
Research and development	6,173	11,316	13,277	22,996
General and administrative	5,149	7,178	10,653	14,163
Restructuring expense (income)	(77)	—	257	—

Total operating expenses	15,199	25,591	32,733	52,618

Operating loss	(6,824)	(13,046)	(16,439)	(26,058)
Interest and other income, net	31	42	54	85

Loss before provision for income taxes	(6,793)	(13,004)	(16,385)	(25,973)

Provision for income tax expense (benefit)	32	(5,157)	122	(10,373)

Net loss	$(6,825)	$(7,847)	$(16,507)	$(15,600)

Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available-for-sale securities	(3)	(8)	37	(1)
Income tax expense (benefit) related to items of other comprehensive income	—	(3)	6	—

Other comprehensive income (loss), net of tax	(3)	(5)	31	(1)

Comprehensive loss	$(6,828)	$(7,852)	$(16,476)	$(15,601)

Loss per share:
Basic and diluted	$(0.19)	$(0.22)	$(0.46)	$(0.44)
Weighted average shares outstanding:
Basic and diluted	36,045	35,775	35,818	35,520

Smith Micro Software Second Quarter 2012 Financial Results	Page 6 of 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$10,966	$7,475
Short term investments	20,289	38,497
Accounts receivable, net	8,385	8,525
Income tax receivable	7,687	8,293
Inventory, net	236	309
Prepaid and other assets	1,554	1,138
Deferred tax asset	8	8

Total current assets	49,125	64,245
Equipment & improvements, net	13,181	15,482
Other assets	181	214

TOTAL ASSETS	$62,487	$79,941

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,720	$3,181
Accrued liabilities	6,392	7,641
Deferred revenue	1,172	703

Total current liabilities	9,284	11,525
Long-term liabilities	3,363	3,546
Deferred tax liability	10	10

Total non-current liabilities	3,373	3,556
Stockholders’ Equity:
Common stock	36	36
Additional paid in capital	209,373	207,927
Accumulated comprehensive deficit	(159,579)	(143,103)

Total stockholders’ equity	49,830	64,860

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$62,487	$79,941